Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Bob Bannon (336) 741-3359	Media: David Howard (336) 741-3489	RAI 2017-11

RAI post-acquisition leadership team announced

WINSTON-SALEM, N.C. – May 30, 2017 – Reynolds American Inc. (NYSE: RAI) today announced its proposed leadership team after the anticipated third-quarter acquisition of RAI by British American Tobacco p.l.c. (BAT).

Debra A. Crew will remain as president and CEO of RAI. Should the acquisition be successfully completed, she will report to Nicandro Durante, president and CEO of BAT.

Andrew D. Gilchrist, currently executive vice president and chief financial officer of RAI, has indicated that, in the event of the completion of the proposed acquisition, he intends to resign from the company shortly thereafter. Gilchrist’s replacement will be named in the future, and will report to Crew.

Should the acquisition be successfully completed, the majority of RAI and its subsidiaries’ senior executives will remain with the RAI companies. The executives who plan to remain, and their titles at RAI or one of its subsidiaries, will be as follows:

•	Michael P. Auger, president of RAI Trade Marketing Services Co.;
•	Lisa J. Caldwell, executive vice president and chief human resources officer of RAI, RAI Services Co. (RAIS) and R.J. Reynolds Tobacco Co. (RJRT);
•	Joseph P. Fragnito, president and chief commercial officer of RJRT;
•	Carolyn C. Hanigan, president of RAI Innovations Co.;
•	Nancy H. Hawley, executive vice president of operations of RJRT;
•	Daniel J. Herko, executive vice president of R&D of RJRT and executive vice president of scientific and regulatory affairs of RAIS;
•	Martin (Mark) L. Holton III, executive vice president of legal and external affairs and general counsel of RAI and RAIS;
•	N. Winton Jennette, senior vice president of strategy and planning of RJRT;
•	Kevan A. Ostrander, vice president of information management of RAIS; and
•	Mark A. Peters, senior vice president of decision support and transition planning of RAIS and chief financial officer of RJRT.

“I’m delighted that so many of our companies’ strong, seasoned leaders will remain in their roles following completion of the proposed acquisition,” Crew said. “As a group, we are committed to our shared vision of transforming the U.S. tobacco industry, and we are confident that being part of a much larger, global organization will enable us to achieve this vision and amplify our success,” she said.

In the weeks ahead, a new executive vice president of consumer marketing for RJRT is expected to be named, as Cressida Lozano, the current executive vice president of consumer marketing for RJRT, has indicated that, in the event of the completion of the proposed acquisition, she intends to resign from the company later this year.

In addition to Gilchrist and Lozano, J. Brice O’Brien, the current executive vice president of public affairs and chief communications officer, has indicated that, in the event of the completion of the proposed acquisition, he intends to resign from the company shortly thereafter. Following such departure, his responsibilities will be assigned to Mark Holton, in addition to Holton’s continuing role as RAI’s general counsel.

“Our companies owe Andrew Gilchrist, Brice O’Brien and Cressida Lozano tremendous thanks for their leadership and commitment to our shared success,” Crew said. “Should these resignations occur, we wish them all the best in their future endeavors.”

RAI’s acquisition by BAT is subject to approval by both companies’ shareholders as well as other customary closing conditions. RAI continues to expect the transaction to be completed in the third quarter of 2017.

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including our quarterly earnings, about RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI_News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI_News.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this communication that are not historical in nature, including financial estimates and statements as to regulatory approvals and the expected timing, completion and effects of the proposed transaction, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this communication and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding the benefits of the proposed transaction, including future financial and operating results, financial forecasts or projections, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts, and other statements that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “predict,” “possible,” “potential,” “could,” “should” and similar expressions. These statements regarding future events or the future performance or results of Reynolds American Inc. (“RAI”) and its subsidiaries or the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements.

Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the proposed transaction to be consummated, or if consummated, could have an adverse effect on the results of operations, cash flows and financial position of RAI or the combined company, respectively, are the following: the failure to obtain necessary shareholder approvals for the proposed transaction; the failure to obtain other necessary approvals for the proposed transaction, or if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the proposed transaction, result in a material delay in, or the abandonment of, the proposed transaction or otherwise have an adverse effect on RAI or the combined company; the failure to satisfy required closing conditions or complete the proposed transaction in a timely manner or at all; the effect of restrictions placed on RAI’s and its subsidiaries’ business activities and the limitations put on RAI’s ability to pursue alternatives to the proposed transaction pursuant to the merger agreement; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the failure to realize projected synergies and other benefits from the proposed transaction; failure to promptly and effectively integrate RAI into British American Tobacco p.l.c. (“BAT”); the uncertainty of the value of the proposed transaction consideration that RAI shareholders will receive in the proposed transaction due to a fixed exchange ratio and a potential fluctuation in the market price of BAT common stock; the difference in rights provided to RAI shareholders under North Carolina law, the RAI articles of incorporation and the RAI bylaws, as compared to the rights RAI shareholders will obtain as BAT shareholders under the laws of England and Wales and BAT’s governing documents; the possibility of RAI’s directors and officers having interests in the proposed transaction that are different from, or in addition to, the interests of RAI shareholders generally; the effect of the announcement of the proposed transaction on the ability to retain and hire key personnel, maintain business relationships, and on operating results and businesses generally; the incurrence of significant pre- and post-transaction related costs in connection with the proposed transaction; evolving legal, regulatory and tax regimes; and the occurrence of any event giving rise to the right of a party to terminate the merger agreement. Discussions of additional risks, contingencies and uncertainties are contained in RAI’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except as provided by federal securities laws, RAI is not under any obligation to, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed transaction involving RAI and BAT. In connection with the proposed transaction, BAT has filed with the SEC a registration statement on Form F-4 that includes the proxy statement of RAI that also constitutes a prospectus of BAT. The registration statement has not yet become effective and the proxy statement included therein is in preliminary form. RAI plans to mail the definitive proxy statement/prospectus to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BAT, RAI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders may obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI and BAT through the SEC’s website at http://www.sec.gov. In addition, investors and shareholders may obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI by contacting RAI Investor Relations at raiinvestorrelations@reynoldsamerican.com or by calling (336) 741-5165 or at RAI’s website at www.reynoldsamerican.com, and may obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by BAT by contacting BAT Investor Relations at batir@bat.com or by calling +44 (0) 20 7845 1000 or at BAT’S website at www.bat.com.

RAI, BAT and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from RAI shareholders in respect of the proposed transaction that is described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from RAI shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement/prospectus filed with the SEC. You may also obtain the documents that RAI files electronically from the SEC’s website at http://www.sec.gov. Information regarding RAI’s directors and executive officers is contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 9, 2017, and its Form 10-K/A, which was filed with the SEC on March 20, 2017. Information regarding BAT’s directors and executive officers is contained in BAT’s Annual Reports, which may be obtained free of charge from BAT’s website at www.bat.com.

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction pursuant to the acquisition, the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.
•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.
•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.
•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.
•	R.J. Reynolds Vapor Company is a marketer of digital vapor cigarettes, manufactured on its behalf by R.J. Reynolds, under the VUSE brand name in the United States.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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